SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
             of the Securities Exchange Act of 1934 (Amendment No. )


Check the appropriate box:
[X]  Preliminary Information Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(21)

[ ]  Definitive Information Statement


                          Ponte Nossa Acquisition Corp.
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                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined.):

                  --------------------------------------------------------------
         4)       Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------

         5)       Total Fee Paid:_______________________________________________

[ ]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  1)       Amount Previously Paid:

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                  2)       Form, Schedule or Registration Statement No.:

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                  3)       Filing Party:

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                  4)       Dated Filed:

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

                          PONTE NOSSA ACQUISITION CORP.

                                -----------------

                              INFORMATION STATEMENT

                                -----------------


INTRODUCTION

         Our board of directors is providing this information statement in connection with a proposed stockholder action by majority written consent for purposes of approving an amendment to our certificate of incorporation by which we will effect a forward split of our outstanding shares of common stock.

VOTING SECURITIES

         The effective date of the stockholder action is currently set for June __, 2001. Our board of directors has fixed the close of business on May __, 2001 as the record date for the determination of stockholders who are entitled to receive this information statement and consent to the stockholder action. The approval of the amendment will require the written consent of the holders of at least a majority of the outstanding shares of our common stock. As of the record date, we had 500,000 shares of common stock issued and outstanding held by approximately 40 recordholders. We are not holding a meeting of stockholders in connection with the approval of the amendment nor are we soliciting proxies.

         We are sending this information statement to our stockholders on or about May ___, 2001.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.


             The date of this information statement is May ___, 2001


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

                        COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information regarding the beneficial ownership of the shares of common stock as of May __, 2001 by (i) each person who we know to be the beneficial owner of more than five percent (5%) of the common stock, (ii) each of our directors and executive officers and
(iii) all directors and officers as a group.


         NAME AND ADDRESS(1)             NUMBER OF SHARES    PERCENTAGE OWNED
--------------------------------------   ----------------   -----------------

Danilo Cacciamatta (1)                         209,000            41.8%
Gary Bryant (1)                                209,000            41.8%
All officers and directors as a group
  (one person)                                 209,000            41.8%

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(1)      Address is 2600 Michelson Drive, Suite 490, Irvine, California 92612.


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

                            DESCRIPTION OF SECURITIES


COMMON STOCK

         We are authorized to issue 20,000,000 shares of common stock, $.001 par value per share. As of the record date, 500,000 shares were issued and outstanding and held by 40 recordholders.

         Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The approval of proposals submitted to stockholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the certificate of incorporation, and certain mergers and reorganizations), in which cases Delaware law and our bylaws require the favorable vote of at least a majority of all outstanding shares. Stockholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, and in the event we liquidate, dissolve or wind up our operations, to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

PREFERRED STOCK

         We are authorized to issue 10,000,000 shares of $.001 par value preferred stock. The preferred stock may be issued from time to time in one or more series, and our board of directors, without action by the holders of the common stock, may fix or alter the voting rights, redemption provisions, (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights and any other rights preferences, privileges and restrictions of any wholly unissued series of preferred stock. Our board of directors, without stockholder approval, can issue shares of preferred stock with rights that could adversely affect the rights of the holders of common stock. No shares of preferred stock presently are outstanding, and we have no present plans to issue any such shares. The issuance of shares of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in our control or other corporate action.

DIVIDENDS

         We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

TRANSFER AGENT

         The transfer agent for our common stock is Nevada Agency and Trust Company, Reno, Nevada


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

                                  FORWARD SPLIT


INTRODUCTION

         On May 15, 2001, our board of directors approved a proposal to effect a forward split of our common stock, subject to the approval of our shareholders. The forward split, if approved, would divide our outstanding common stock on a ratio to be determined by our board of directors in the future. Regardless of the exact ratio, your percentage ownership in the company and relative voting power will remain essentially unchanged. The number of authorized shares of common stock will remain unchanged at 20,000,000 following the forward split.

REASONS FOR THE FORWARD SPLIT

         We were organized for the purpose of acquiring an interest in a suitable operating business, which may include assets or shares of another entity to be acquired by us directly or through a subsidiary, and then listing our securities on an electronic stock exchange. As of this date, we have no agreements, understandings or arrangements relating to our acquisition of an interest in a suitable operating business. However, based on our conversations to date with potential acquisition candidates, we believe that increasing the number of outstanding shares will make our capital structure more attractive to potential investors and provide us with greater flexibility in structuring and pursuing potential acquisitions.

CERTAIN EFFECTS OF THE FORWARD SPLIT

         Shares of common stock issued pursuant to the forward split will be fully paid and nonassessable. The relative voting and other rights of holders of the common stock will not be altered by the forward split, and each share of common stock will continue to entitle its owner to one vote.

         As a result of the forward split, the number of shares of common stock presently outstanding will be increased but the number of shares authorized for issuance will remain unchanged at 20,000,000.

         The forward split will not affect the company's stockholders' equity as reflected on our financial statements, except to change the number of issued and outstanding shares of common stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Following is a summary of the material anticipated federal income tax consequences of the proposed forward split. This summary is based upon existing law which is subject to change by legislation, administrative action and judicial decision, and is necessarily general. In addition, this summary does not address any consequence of the forward split under any state, local or foreign tax laws. Accordingly, this summary is not intended as tax advice to any person or entity, and we advise you to consult with your own tax advisor for more detailed information relating to your individual tax circumstances.


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

         We understand that the forward split will be a "recapitalization" under applicable federal tax laws and regulations. As a result of such tax treatment, no gain or loss should be recognized by the company or our shareholders as a result of the forward split or the issuance of the additional shares. A shareholder's aggregate tax basis in his or her post-forward split shares should be the same as his or her aggregate tax basis in the pre-forward split shares. In addition, the holding period of the post-forward split shares received by such shareholder should include the period during which the pre-forward split shares were held, provided that all such shares were held as capital assets in the hands of the shareholder at the time of the exchange.

EFFECTIVE DATE OF THE FORWARD SPLIT

         If the proposal is approved by the shareholders, the forward split will become effective after we file an amendment to our certificate of incorporation with the Secretary of State of Delaware. We cannot estimate when the filing may take place. Upon filing the amendment, certificates representing additional shares of common stock will be issued to the recordholders of our common stock as of the record date of the split.

VOTE REQUIRED

         We are required to obtain the affirmative vote of at least a majority of the shares that are present or represented at the meeting in order to effect the forward split. Certain officers, directors and affiliates of the company who beneficially own an aggregate of approximately 83.6% of the outstanding votes have indicated that they intend to vote their shares in favor of the forward split.


                                     By Order of the Board of Directors,


                                     /s/ DANILO CACCIAMMATA
                                     -------------------------------------------
                                     Danilo Cacciamatta, Chief Executive Officer

Irvine, California
May ___, 2001


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